INDUSTRIAL DATA SYSTEMS CORPORATION

                      STOCK PURCHASE SUBSCRIPTION AGREEMENT

TO:   William A. Coskey, President
      Industrial Data Systems Corporation

      The undersigned subscriber ("Subscriber") hereby agrees to purchase 500,000 shares of the common stock (the "Stock") of Industrial Data Systems Corporation (the "Corporation"), for the consideration stated on the signature page of this Subscription Agreement. This Subscription Agreement is submitted to the Corporation upon the following terms and conditions:

1. SUBSCRIPTION REQUIREMENTS. The subscription expressed herein is a continuing offer and will stay open during the term of this offering but not later than August 1, 1996 (unless extended), and is made subject to the right of the Corporation to accept or reject the subscription, in whole or in part, during the term of this offering.

2. CONTROLLING LAW. This Subscription Agreement evidences a subscription to purchase the Stock, and Subscriber agrees that this Subscription Agreement will be governed by and construed in accordance with the laws of the State of Nevada. The offer is made pursuant to Section 504 of the Regulation D.

3. RISK FACTORS. Subscriber understands that the purchase of the Stock involves a high degree of risk. Each offeree should carefully consider the risks and speculative factors inherent in this offering and affecting the business of the Corporation.

4. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER. Subscriber hereby represents and warrants to the Corporation that:

      a. No offer, offer to sell, offer for sale, or prospect of sale was made to the Subscriber by means of general solicitation or general advertising, and the Subscriber (i) is familiar with the business and affairs of the Corporation, (ii) has not been furnished any offering literature or prospectus relating to the offering of the Stock, other than the financial reports of the Corporation, and
            (iii) has been furnished with all information including an adequate opportunity to ask any questions of officers of the Corporation concerning the Stock, the business and operations of the Corporation, the use of proceeds and any other matter necessary for the purpose of making an informed investment decision;

      b. Subscriber, or the Subscriber's Representative or Financial Advisor, has such knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Stock and to make an informed investment decision with respect thereto;
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      c.    Subscriber  understands  and has conducted an  independent  review evaluating the merits and risks of an investment in the Stock including the potential tax consequences of such investment;

      d. Subscriber, or the Subscriber's Representative or Financial Advisor, has knowledge of finance, securities and investments generally, and experience and skill in investments and business matters of the sort encompassed by this transaction;

      e. Subscriber is a person who is able to bear the economic risk of an investment in the Corporation, can afford to hold the Stock for an indefinite period and can afford a complete loss of the investment in the Corporation for which Subscriber is hereby subscribing;

      f.    Subscriber recognizes that it is a speculative venture;

      g. Subscriber understands that (i) no state or federal government authority has made any finding or determination relating to the fairness for investment of the Stock, and (ii) no state or federal government authority has recommended or will recommend the investment;

      h. The foregoing representations and warranties shall be true and accurate as of the date hereof and as of the date of delivery of the Subscriber's payment of the Stock and shall survive such delivery.

5. INDEMNITY. Subscriber will indemnify and hold harmless the Corporation, and each other subscriber for any loss, damage or liability incurred by reason of any material breach of the Subscription Agreement or Promissory Note by Subscriber or if any of the representations and warranties of Subscriber made herein are proven false in any material respect.

6. ARBITRATION. Any controversy or claim arising out of or relating to this Subscription Agreement, or a breach thereof, including any claims based on allegations of fraud, misrepresentation or breach of fiduciary duty, shall be settled by arbitration under the laws of the State of Nevada, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

7.    DOCUMENTS BEING TENDERED.

      a. Subscriber hereby subscribes and delivers herewith the following documents:

            i.    One completed copy of this Subscription Agreement;

            ii. One Promissory Note in the principal amount of the purchase price, payable on or before 90 days from the date of issue.
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      b.    Corporation  shall exchange for the Promissory  Note  certificates representing the shares. These certificates will be without restrictive legends and will be free trading.

8.    MISCELLANEOUS.

      a. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid to the Subscriber at the address set forth below, or to the Corporation.

      b. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties hereto.
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                                  SUBSCRIPTION

NUMBER OF SHARES.......................................................  500,000
PURCHASE PRICE........................................................  $200,000
CONSIDERATION FOR SHARES IS A PROMISSORY NOTE PAYABLE ON OR BEFORE 90 DAYS FROM ISSUE DATE OF THE SHARES.

                           PINES INTERVEST CORPORATION
                 Please print here the exact name (registration)
                Subscriber desires on records of Corporation.

      This Subscription Agreement is executed this the 10th day of July, 1996.

                                    PINES INTERVEST CORPORATION

                                    By /s/ SAMUEL BALLOU
                                           Samuel Ballou

                                    Address:  Palm Chambers No. 3
                                    P.O. Box 3152
                                    Road Town, Tortola
                                    British Virgin Islands

                      ACCEPTANCE OF SUBSCRIPTION AGREEMENT

      After reviewing this Subscription Agreement and taking all appropriate steps to determine that Subscriber is a suitable investor as described herein, the Corporation hereby accepts Subscriber as a purchaser of Stock.

Dated this 15th day of July, 1996.


                              INDUSTRIAL DATA SYSTEMS CORPORATION

                              By /s/ WILLIAM A. COSKEY
                                     William A. Coskey, President